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RYAM Announces the Hiring of Michael Osborne as VP, Manufacturing; Bill Manzer to Retire and Support Transition
JACKSONVILLE, Fla., April 10, 2023 – Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company” or “RYAM”) is pleased to announce that Michael Osborne joined the company on April 10, 2023, as Vice President, Manufacturing replacing Bill Manzer, who has announced his plans to retire. Michael is a thirty-plus-year manufacturing veteran, most recently holding the position of Vice President, Global Manufacturing for Kraton Pine Chemicals.
Michael earned his BS in Chemistry from the University of Southern Mississippi in 1990, obtained an advanced MS in Chemical Engineering from the Georgia Institute of Technology with a focus on pulp and paper technology in 1992, and then went on to earn his MBA from the University of Southern Mississippi in 1999. Michael began his career with Georgia Pacific and achieved the position of Director of Strategic Planning before he left in 2011 to join Arizona Chemical Company as Senior Plant Manager at their Panama City, Florida facility. Michael was promoted to Director, Global Engineering in 2015, shortly before Arizona Chemical was acquired by Kraton in 2016. In December 2019, Michael was promoted to Director of Global Manufacturing and, subsequently, Vice President, Global Manufacturing for the Pine Chemicals division.
Bill Manzer, EVP, Manufacturing Operations, has been with RYAM for over twelve years and has held progressively more responsible roles with the company. As Michael onboards, Bill will remain with RYAM through March 2024, supporting the transition and finishing several projects where he is significantly immersed. His experience, industry knowledge, and steady leadership will be missed as he and Ellen enter their retirement phase.
“Bill’s steady leadership and unparalleled industry experience have aided RYAM in improving its operations, quality, reliability, and safety. I am thankful for Bill’s many years of contributions and appreciate his willingness to provide for a seamless transition and finish several key initiatives,” said De Lyle Bloomquist, President and CEO. “I am also looking forward to working with Michael as RYAM realizes its Biofuture by developing and manufacturing sustainable solutions for our customers. His chemical industry experience is very well aligned with the future direction of RYAM.”
Osborne indicated, “This is an incredible opportunity to join a company focused on producing sustainable products in a safe and reliable way. I look forward to picking up where Bill left the organization and moving forward with the manufacturing team.”
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals, and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada, and France, RYAM employs approximately 2,500 people and generated an estimated $1.7 billion of revenues in 2022. More information is available at www.RYAM.com.